Purchase, New York       Telephone:  914-253-2000       www.pepsico.com

Contact:	Dave DeCecco	Dick Detwiler
	+1 914-253-2655	+1 914-844-0855 (mobile)
	dave.dececco@pepsico.com	dick.detwiler@pepsico.com

PepsiCo Announces Receipt of All Russian Regulatory Approvals
Required as Conditions to Close the Wimm-Bill-Dann Acquisition

PURCHASE, N.Y. – January 27, 2011 – PepsiCo, Inc. (NYSE: PEP) today announced that the Federal Antimonopoly Service of the Russian Federation has issued approvals for PepsiCo’s previously announced acquisition of Wimm-Bill-Dann Foods OJSC (NYSE: WBD), Russia’s leading branded food-and-beverage company.  As a result, PepsiCo has received all regulatory approvals required as conditions to completing the acquisition.  Under the acquisition agreement, a subsidiary of PepsiCo will acquire approximately 66% of Wimm-Bill-Dann from a group of shareholders and subsidiaries of Wimm-Bill-Dann for approximately $3.8 billion.  PepsiCo plans to close the acquisition, which remains subject to the satisfaction of certain other customary closing conditions, on or about February 8, 2011.  After closing the acquisition agreement, PepsiCo will own approximately 77% of the total outstanding ordinary shares of Wimm-Bill-Dann.

This transaction will make PepsiCo the largest food-and-beverage business in Russia and will strengthen the company’s position in the fast-growing Eastern European and Central Asian markets.  It also will raise PepsiCo’s annual global revenues from nutritious and functional foods from approximately $10 billion today to nearly $13 billion.  This moves the company closer to its strategic goal of building a $30 billion nutrition business by 2020.

PepsiCo currently expects that, consistent with its obligations under Russian law, holders of Wimm-Bill-Dann ordinary shares and American Depositary Shares (ADSs) will be afforded the opportunity to sell remaining ordinary shares and ADSs to PepsiCo in the May – June 2011 period at a price which is expected to be equal to the ruble equivalent of $132 per share ($33 per ADS), which is the price PepsiCo is to pay the selling stockholders under the acquisition agreement.

PepsiCo will not make any further comment with respect to the opportunity of holders of Wimm-Bill-Dann ordinary shares and ADSs to sell to PepsiCo until after the closing of the acquisition.

About PepsiCo
PepsiCo offers the world’s largest portfolio of billion-dollar food and beverage brands, including 19 different product lines that each generate more than $1 billion in annual retail sales. Our main businesses – Frito-Lay, Quaker, Pepsi-Cola, Tropicana and Gatorade – also make hundreds of other nourishing, tasty foods and drinks that bring joy to our consumers in more than 200 countries. With annualized revenues of nearly $60 billion, PepsiCo’s people are united by our unique commitment to sustainable growth, called Performance with Purpose. By dedicating ourselves to offering a broad array of choices for healthy, convenient and fun nourishment, reducing our environmental impact, and fostering a diverse and inclusive workplace culture, PepsiCo balances strong financial returns with giving back to our communities worldwide. For more information, please visit www.pepsico.com.

PepsiCo Cautionary Statement
Statements in this release that are "forward-looking statements" are based on currently available information, operating plans and projections about future events and trends.  They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements.  Such risks and uncertainties include, but are not limited to: PepsiCo’s ability to consummate the acquisition of Wimm-Bill-Dann and to achieve the synergies and value creation contemplated by the proposed acquisition; loss of key employees or customers or other business disruption as a result of the proposed acquisition; PepsiCo’s ability to promptly and effectively integrate the businesses of Wimm-Bill-Dann and PepsiCo; the timing to consummate the proposed acquisition; and the diversion of management time on issues related to the proposed acquisition of Wimm-Bill-Dann; changes in demand for PepsiCo's products, as a result of changes in consumer preferences and tastes or otherwise; damage to PepsiCo's reputation; trade consolidation, the loss of any key customer, or failure to maintain good relationships with PepsiCo's bottling partners; PepsiCo's ability to hire or retain key employees or a highly skilled and diverse workforce; unstable political conditions, civil unrest or other developments and risks in the countries where PepsiCo operates; changes in the legal and regulatory environment; PepsiCo's ability to build and sustain proper information technology infrastructure, successfully implement its ongoing business process transformation initiative or outsource certain functions effectively; unfavorable economic conditions and increased volatility in foreign exchange rates; PepsiCo's ability to compete effectively; increased costs, disruption of supply or shortages of raw materials and other supplies; disruption of PepsiCo's supply chain; climate change or changes in legal, regulatory or market measures to address climate change; PepsiCo's ability to realize the anticipated cost savings and other benefits expected from the acquisitions of The Pepsi Bottling Group, Inc. and PepsiAmericas, Inc.; failure to renew collective bargaining agreements or strikes or work stoppages; and any downgrade of PepsiCo's credit rating resulting in an increase of its future borrowing costs.

For additional information on these and other facts that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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